Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2017 RESULTS AND ANNOUNCES ADDITIONAL $1.0 BILLION SHARE REPURCHASE AUTHORIZATION

•	4th quarter comparable store sales increase of 1.3%, full-year increase of 1.4%

•	36% increase in 4th quarter diluted EPS to $3.52, includes a $0.62 benefit from revaluation of deferred income tax liabilities

•	Announces Executive Leadership Succession Plan

Springfield, MO, February 7, 2018 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2017. The results represent 25 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Greg Henslee, O’Reilly’s CEO commented, “We generated comparable store sales of 1.3% for the fourth quarter, as we faced tough comparisons from a very favorable demand environment in the prior year, as well as calendar headwinds. As we discussed on our third quarter earnings call, December of 2016 was a very strong month, driven by extreme winter weather across the country. We also faced unfavorable calendar shifts in the fourth quarter of 2017, due to the timing of the Christmas holiday, which fell on a Monday in 2017 versus a Sunday in 2016, and one additional Sunday during the fourth quarter of 2017. Sunday represents our lowest volume day, and these combined calendar shifts resulted in a 70 basis point headwind to our fourth quarter 2017 comparable store sales results. Despite these challenges, Team O’Reilly’s hard work and dedication to providing unsurpassed levels of customer service drove our comparable store sales results above the mid-point of our guidance range, and I would like to thank all of our Team Members for their unwavering commitment to our long-term success.”

Sales for the fourth quarter ended December 31, 2017, increased $92 million, or 4%, to $2.19 billion from $2.10 billion for the same period one year ago. Gross profit for the fourth quarter increased to $1.16 billion (or 52.9% of sales) from $1.11 billion (or 53.1% of sales) for the same period one year ago, representing an increase of 4%. Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $756 million (or 34.5% of sales) from $707 million (or 33.7% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the fourth quarter decreased to $403 million (or 18.4% of sales) from $408 million (or 19.4% of sales) for the same period one year ago, representing a decrease of 1%.

Net income for the fourth quarter ended December 31, 2017, increased $56 million, or 23%, to $302 million (or 13.8% of sales) from $246 million (or 11.7% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 36% to $3.52 on 86 million shares versus $2.59 on 95 million shares for the same period one year ago. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate, and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate. The Company’s Net Income for the fourth quarter ended December 31, 2017, includes a one-time $53 million benefit related to the revaluation of its deferred income tax liabilities, and the Company’s diluted earnings per common share of $3.52 for the fourth quarter ended December 31, 2017, also includes a one-time $0.62 benefit from the revaluation. The Company adopted a required new share-based compensation accounting standard during the first quarter of 2017, which requires excess tax benefits from share-based compensation payments to be recorded in the income statement. The Company’s diluted earnings per common share of $3.52 for the fourth quarter ended December 31, 2017, includes a $0.15 benefit from the adoption of the new accounting standard.

Full-Year Financial Results
Commenting on O’Reilly’s full-year 2017 performance, Mr. Henslee stated, “Despite industry challenges, O’Reilly generated our twenty-fifth consecutive year of comparable store sales growth and record revenue and operating income as a result of the commitment and dedication of our Team to providing unsurpassed levels of customer service. During 2017, we also achieved another significant milestone with the opening of our 5,000th store. The performance of our new stores continues to exceed our expectations, driven by well-trained and knowledgeable Teams of Professional Parts People who provide outstanding customer service the moment a store opens. As we look ahead, we are excited to continue to drive our growth through the 200 net, new stores we plan to open in 2018.”

Sales for the year ended December 31, 2017, increased $385 million, or 4%, to $8.98 billion from $8.59 billion for the same period one year ago. Gross profit for the year ended December 31, 2017, increased to $4.72 billion (or 52.6% of sales) from $4.51 billion (or 52.5% of sales) for the same period one year ago, representing an increase of 5%. SG&A for the year ended December 31, 2017, increased to $3.00 billion (or 33.4% of sales) from $2.81 billion (or 32.7% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the year ended December 31, 2017, increased to $1.73 billion (or 19.2% of sales) from $1.70 billion (or 19.8% of sales) for the same period one year ago, representing an increase of 2%.

Net income for the year ended December 31, 2017, increased $96 million, or 9%, to $1.13 billion (or 12.6% of sales) from $1.04 billion (or 12.1% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2017, increased 18% to $12.67 on 90 million shares versus $10.73 on 97 million shares for the same period one year ago. The Company’s diluted earnings per common share of $12.67 for the year ended December 31, 2017, includes a $0.59 benefit from the revaluation of its deferred income tax liabilities and a $0.50 benefit from the adoption of the new share-based compensation accounting standard.

Mr. Henslee continued, “As we head into 2018, we believe the long-term demand drivers for our industry remain intact, including steady improvements in miles driven and a growing and aging vehicle fleet, and we are very well positioned to continue to provide outstanding service to our customers. We are pleased with the level of demand we have seen thus far in 2018, driven by favorable winter weather conditions; however, we face the toughest comparisons in the back half of the quarter and, based on this, we are establishing our first quarter comparable store sales guidance at a range of two to four percent.”

Mr. Henslee concluded, “The Tax Cuts and Jobs Act will dramatically reduce our federal income taxes, and in 2018, we expect these savings will be approximately $215 million.  We plan to allocate a portion of these income tax savings back into our business to further enhance our best-in-class customer service.  These investments will be centered around customer service, including attracting and retaining technically proficient Professional Parts People through enhanced benefits and wages, investing in our omni-channel efforts and improving in-store technology.  We are confident these investments will help drive our continued success, and we are excited to roll out these projects in the coming year.  For 2018, we expect these initiatives will result in approximately $30 million of incremental capital expenditures and will result in approximately 70 basis points of headwind to operating profit and our 2018 guidance incorporates these incremental costs.”

Share Repurchase Program
During the fourth quarter ended December 31, 2017, the Company repurchased 1.3 million shares of its common stock at an average price per share of $222.73, for a total investment of $279 million. During the year ended December 31, 2017, the Company repurchased 9.3 million shares of its common stock at an average price per share of $233.57, for a total investment of $2.17 billion. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.5 million shares of its common stock, at an average price per share of $261.72, for a total investment of $130 million. The Company has repurchased a total of 66.7 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $137.31, for a total aggregate investment of $9.16 billion.

Today, the Company also announced that its Board of Directors (the “Board”) approved a resolution to increase the authorization amount under its share repurchase program by an additional $1.0 billion, raising the aggregate authorization under the program to $10.75 billion. The additional $1.0 billion authorization is effective for a three-year period, beginning on February 7, 2018. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice. As of the date of this release, the Company had approximately $1.59 billion remaining under its current share repurchase authorizations.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the year ended December 31, 2016. Comparable store sales increased 1.3% for the fourth quarter ended December 31, 2017, on top of 4.8% for the same period one year ago. Comparable store sales increased 1.4% for the year ended December 31, 2017, on top of 4.8% for the same period one year ago.

1st Quarter and Full-Year 2018 Guidance
The table below outlines the Company’s guidance for selected first quarter and full-year 2018 financial data:

	For the Three Months Ending March 31, 2018	For the Year Ending December 31, 2018
New store openings		200
Comparable store sales	2% to 4%	2% to 4%
Total revenue		$9.4 billion to $9.6 billion
Gross profit as a percentage of sales		52.5% to 53.0%
Operating income as a percentage of sales		18.5% to 19.0%
Effective income tax rate		23% to 24%
Diluted earnings per share (1)	$3.55 to $3.65	$15.10 to $15.20
Capital expenditures		$490 million to $520 million
Free cash flow (2)		$1.1 billion to $1.2 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures and excess tax benefit from share-based compensation payments for the period.

Executive Leadership Succession Plan
Today, in a separate press release, O’Reilly also announced the Company’s leadership succession plan. Effective May 8, 2018, Greg Johnson will be promoted to Chief Executive Officer (“CEO”) and Co-President, and Jeff Shaw will be promoted to Chief Operating Officer (“COO”) and Co-President. Greg Henslee, who currently serves as the Company’s CEO and member of the Board, has been nominated as Executive Vice Chairman of the Board and will serve in that role, subject to his election as a director at O’Reilly’s upcoming Annual Shareholders’ Meeting in May. David O’Reilly will remain in his role as Executive Chairman of the Board.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, February 8, 2018, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 46158141. A replay of the conference call will be available on the Company’s website through February 7, 2019.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2017, the Company operated 5,019 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, the impact of the U.S. Tax Cuts and Jobs Act, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2016, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2017	December 31, 2016
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$46,348	$146,598
Accounts receivable, net	216,251	197,274
Amounts receivable from suppliers	76,236	82,105
Inventory	3,009,800	2,778,976
Other current assets	49,037	53,022
Total current assets	3,397,672	3,257,975

Property and equipment, at cost	5,191,135	4,832,342
Less: accumulated depreciation and amortization	1,847,329	1,708,911
Net property and equipment	3,343,806	3,123,431

Goodwill	789,058	785,399
Other assets, net	41,349	37,384
Total assets	$7,571,885	$7,204,189

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,190,029	$2,936,656
Self-insurance reserves	71,695	67,921
Accrued payroll	77,147	71,717
Accrued benefits and withholdings	69,308	74,454
Other current liabilities	239,187	249,901
Total current liabilities	3,647,366	3,400,649

Long-term debt	2,978,390	1,887,019
Deferred income taxes	85,406	90,166
Other liabilities	207,677	199,219

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
84,302,187 as of December 31, 2017, and
92,851,815 as of December 31, 2016	843	929
Additional paid-in capital	1,265,043	1,336,707
Retained (deficit) earnings	(612,840)	289,500
Total shareholders’ equity	653,046	1,627,136

Total liabilities and shareholders’ equity	$7,571,885	$7,204,189
Note: The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$2,190,808	$2,099,302	$8,977,726	$8,593,096
Cost of goods sold, including warehouse and distribution expenses	1,031,628	985,075	4,257,043	4,084,085
Gross profit	1,159,180	1,114,227	4,720,683	4,509,011

Selling, general and administrative expenses	756,345	706,517	2,995,283	2,809,805
Operating income	402,835	407,710	1,725,400	1,699,206

Other income (expense):
Interest expense	(26,794)	(18,703)	(91,349)	(70,931)
Interest income	579	1,052	2,347	4,224
Other, net	104	871	1,406	4,692
Total other expense	(26,111)	(16,780)	(87,596)	(62,015)

Income before income taxes	376,724	390,930	1,637,804	1,637,191
Provision for income taxes (1)(2)	74,409	144,900	504,000	599,500
Net income (1)(2)	$302,315	$246,030	$1,133,804	$1,037,691

Earnings per share-basic:
Earnings per share	$3.56	$2.62	$12.82	$10.87
Weighted-average common shares outstanding – basic	84,830	93,813	88,426	95,447

Earnings per share-assuming dilution: (1)(2)
Earnings per share	$3.52	$2.59	$12.67	$10.73
Weighted-average common shares outstanding – assuming dilution	85,848	94,963	89,502	96,720

Note: The income statement for the year ended December 31, 2016, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
The Company adopted a required new share-based compensation accounting standard during the first quarter ended March 31, 2017. This new standard requires excess tax benefits related to share-based compensation payments to be recorded through the income statement. The adoption of this new accounting standard resulted in a $0.15 and $0.50 benefit to diluted earnings per common share for the three months and full year ended December 31, 2017, respectively, comprised of a $0.16 and $0.55, respectively, earnings per share increase from a lower effective tax rate, partially offset by a $0.01 and $0.05, respectively, earnings per share decrease from an increase in the number of weighted-average common shares outstanding - assuming dilution. The Company’s Condensed Consolidated Statements of Income for the prior periods ending December 31, 2016, were not restated to conform to the current periods’ presentation.

(2)
The Company revalued its deferred income tax liabilities following the enactment of the U.S. Tax Cuts and Jobs Act in December 2017, which resulted in a one-time $53 million benefit to the Company’s Net income for the three months and full year ended December 31, 2017. The Company’s diluted earnings per common share for the three months and full year ended December 31, 2017, includes a $0.62 and $0.59 benefit, respectively, from the deferred income tax liability revaluation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2017	2016
	(Unaudited)	(As Adjusted, Note) (1)
Operating activities:
Net income	$1,133,804	$1,037,691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	233,845	217,866
Amortization of debt discount and issuance costs	2,871	2,451
Deferred income taxes	(4,593)	10,394
Share-based compensation programs	19,401	18,859
Other	11,790	6,434
Changes in operating assets and liabilities:
Accounts receivable	(27,742)	(38,548)
Inventory	(231,802)	(119,270)
Accounts payable	253,265	322,427
Income taxes payable	14,220	26,880
Other	(1,372)	25,529
Net cash provided by operating activities	1,403,687	1,510,713

Investing activities:
Purchases of property and equipment	(465,940)	(476,344)
Proceeds from sale of property and equipment	4,464	5,119
Payments received on notes receivable	—	1,047
Other	(2,747)	(58,918)
Net cash used in investing activities	(464,223)	(529,096)

Financing activities:
Proceeds from borrowings on revolving credit facility	3,101,000	—
Payments on revolving credit facility	(2,755,000)	—
Proceeds from the issuance of long-term debt	748,800	499,160
Payment of debt issuance costs	(7,590)	(4,125)
Repurchases of common stock	(2,172,530)	(1,505,437)
Net proceeds from issuance of common stock	45,762	59,634
Other	(156)	(552)
Net cash used in financing activities	(1,039,714)	(951,320)

Net (decrease) increase in cash and cash equivalents	(100,250)	30,297
Cash and cash equivalents at beginning of the year	146,598	116,301
Cash and cash equivalents at end of the year	$46,348	$146,598

Supplemental disclosures of cash flow information:
Income taxes paid	$496,728	$569,677
Interest paid, net of capitalized interest	77,766	63,648
Note: The cash flow statement for the year ended December 31, 2016, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
The Company adopted a required, new share-based compensation accounting standard during the first quarter ended March 31, 2017. This new standard requires excess tax benefits related to share-based compensation payments to be presented as operating activities in the statement of cash flows, rather than presented as an inflow from financing activities and an outflow from operating activities under the previous standard. The retrospective application of this new accounting standard resulted in the reclassification of $56.0 million of Excess tax benefit from share-based compensation from Net cash used in financing activities to Net cash provided by operating activities for the year ended December 31, 2016.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended December 31,
Adjusted Debt to EBITDAR:		2017	2016
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$2,978,390	$1,887,019
Add:	Letters of credit	36,843	38,680
	Discount on senior notes	3,721	3,149
	Debt issuance costs	13,889	9,832
	Six-times rent expense	1,791,684	1,699,518
Adjusted debt		$4,824,527	$3,638,198

GAAP net income		$1,133,804	$1,037,691
Add:	Interest expense	91,349	70,931
	Provision for income taxes	504,000	599,500
	Depreciation and amortization	233,845	217,866
	Share-based compensation expense	19,401	18,859
	Rent expense	298,614	283,253
EBITDAR		$2,281,013	$2,228,100

Adjusted debt to EBITDAR		2.12	1.63

	December 31,
	2017	2016
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Average inventory per store (in thousands) (2)	$600	$575
Accounts payable to inventory (3)	106.0%	105.7%
Return on equity (4)	127.4%	58.0%
Return on assets (5)	15.3%	14.1%

		For the Three Months Ended December 31,		For the Year Ended December 31,
		2017	2016	2017	2016
Reconciliation of Free Cash Flow (in thousands):
Cash provided by operating activities (6)		$316,268	$296,454	$1,403,687	$1,510,713
Less:	Capital expenditures	118,184	120,110	465,940	476,344
	Excess tax benefit from share-based compensation	13,406	9,960	48,688	55,994
Free cash flow		$184,678	$166,384	$889,059	$978,375

Store and Team Member Information:
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Beginning store count	4,984	4,712	4,829	4,571
New stores opened	36	70	198	212
Stores acquired	—	48	—	48
Stores closed	(1)	(1)	(8)	(2)
Ending store count	5,019	4,829	5,019	4,829

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Total employment	75,552	74,580
Square footage (in thousands)	36,685	35,123
Sales per weighted-average square foot (7)	$59.48	$60.09	$247.97	$251.36
Sales per weighted-average store (in thousands) (8)	$434	$437	$1,807	$1,826

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of a new accounting standard during the first quarter ended March 31, 2017.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.